Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Updates First Quarter Earnings Outlook

MEMPHIS, Tenn., September 4, 2012 ... FedEx Corp. (NYSE: FDX) today announced that earnings for the first quarter ended August 31, 2012 are expected to be in the range of $1.37 to $1.43 per diluted share, compared to $1.46 per diluted share last year. The company’s original first quarter forecast was for earnings of $1.45 to $1.60 per diluted share.

Earnings during the quarter were lower than originally forecast, as weakness in the global economy constrained revenue growth at FedEx Express more than expected in the earlier guidance.

The company has not yet closed the books for the quarter. Additional information will be available on September 18, 2012, when the company releases a full earnings report at 6:30 a.m. CDT and conducts its quarterly earnings conference call at 7:30 a.m. CDT.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $43 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 300,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com

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